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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER dated as of March 27, 2002 (this "Agreement"), among BARCELO GESTION HOTELERA, S.L., a Spanish limited liability company ("Barcelo"), CRESTLINE CAPITAL CORPORATION, a Maryland corporation ("Crestline"), and COWBOY ACQUISITION CORPORATION, a Maryland corporation ("Cowboy Acquisition Corp").

                               W I T N E S S E T H

     WHEREAS, Cowboy Acquisition Corp is a direct wholly owned Subsidiary of Barcelo;

     WHEREAS, the respective Boards of Directors of Crestline, Barcelo and Cowboy Acquisition Corp have determined that the merger of Cowboy Acquisition Corp with and into Crestline (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and, in accordance with the MGCL (as defined below), is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement; and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

     "Acquisition Proposal" means any offer or proposal relating to any "Acquisition Transaction."

     "Acquisition Transaction" means any transaction or series of related transactions, other than the Merger contemplated by this Agreement and the Permitted Transactions, involving: (a) any acquisition or purchase from Crestline by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding Crestline Common Stock or other voting securities or the common stock of any of Crestline's Subsidiaries or any acquisition, purchase, tender offer or exchange offer that, if consummated, would result in any Person or "group" beneficially owning 15% or more of the total outstanding Crestline Common Stock or the common stock of any of Crestline's Subsidiaries, or any merger, consolidation, business combination or similar transactions involving Crestline pursuant to which the Persons who, immediately preceding such transactions, are stockholders of Crestline and hold less than 85% of the voting power in the surviving or resulting entity of such transactions; or (b) any sale, lease, exchange, transfer or other disposition of 15% or more in value of the consolidated assets of Crestline and its Subsidiaries.

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (where

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"control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise).

     "Agreement" has the meaning set forth in the recitals hereof.

     "Antitrust Authority" means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, and any relevant foreign antitrust, competition or merger control authority.

     "Articles of Merger" has the meaning set forth in Section 2.1.

     "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

     "Base Balance Sheet" has the meaning set forth in Section 4.6.

     "Board of Directors" means the board of directors of Crestline, Cowboy Acquisition Corp or Barcelo, as applicable, and, in the case of Crestline, includes, when a committee of the Board of Directors is properly authorized to act on its behalf, any committee or Person so acting for or on behalf of the Board of Directors.

     "Barcelo" has the meaning set forth in the recitals hereof.

     "Barcelo Liquidated Damages" has the meaning set forth in Section 9.2(d).

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Confidential Information" has the meaning set forth in Section 7.3.

     "Covered Person" has the meaning set forth in Section 6.3(a).

     "Cowboy Acquisition Corp" has the meaning set forth in the recitals hereof.

     "Cowboy Acquisition Corp Common Stock" means the common stock of Cowboy Acquisition Corp, par value $0.01 per share.

     "Crestline" has the meaning set forth in the recitals hereof.

     "Crestline Certificates" has the meaning set forth in Section 3.1(a).

     "Crestline Common Stock" means the common stock of Crestline, par value $0.01 per share.

     "Crestline Disclosure Schedule" has the meaning set forth in Article IV.

     "Crestline ESPP" means the Crestline Employee Stock Purchase Plan.

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     "Crestline Liquidated Damages" has the meaning set forth in Section 9.2(c).

     "Crestline Payment" has the meaning set forth in Section 9.2(e).

     "Crestline Preferred Stock" means the Preferred Stock of Crestline, par value $0.01 per share.

     "Crestline Stockholders Meeting" has the meaning set forth in Section 7.1.

     "Crestline Stock Options" has the meaning set forth in Section 3.2(g).

     "Deferred Stock" has the meaning set forth in Section 3.2(g).

     "Environmental Claim" has the meaning set forth in Section 4.12(d).

     "Environmental Laws" has the meaning set forth in Section 4.12(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 4.10(a).

     "ERISA Plans" has the meaning set forth in Section 4.10(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agreement" has the meaning set forth in Section 3.2(a).

     "Exchange Funds" has the meaning set forth in Section 3.2(a).

     "Franchise Agreements" means the franchise agreements listed in Section 1.1 of the Crestline Disclosure Schedule.

     "Governmental Entity" means any Federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

     "HM Material Consents" means the Material Consents set forth in paragraphs
(2), (3) and (4) of Section 1.6 of the Crestline Disclosure Schedule.

     "Hotel Leases" means each of the lease agreements listed in Section 1.2 of the Crestline Disclosure Schedule.

     "Hotel Properties" means all of the hotels, conference centers and other facilities listed in Section 1.3 of the Crestline Disclosure Schedule, including the land, improvements, and other assets located thereon, which are owned, leased or managed by Crestline or its Subsidiaries.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such

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Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business), and (j) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

     "Intellectual Property" means intangible assets of an intellectual property nature, including, without limitation, registered and unregistered trademarks, service marks and trade names, all other trademark rights, trade dress, logos and other names, marks, slogans, and other identifying materials used in connection with any assets or business, and all variations and permutations thereof, and all associated goodwill; copyrights and registrations thereof; patents, inventions, shop rights, know-how, trade secrets, and confidential information; and applications for any of the foregoing; together with all rights to use all of the foregoing in all countries; discoveries, improvements, processes, formulae (secret or otherwise), data, confidential information, engineering, technical and shop plans, drawings, specifications and ideas, whether patentable or not; licenses and other similar agreements; and all drawings, records, books or other indicia, however evidenced, of the foregoing.

     "Knowledge" or "knowledge" of any Person or words to that effect means and includes: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if without further inquiry such individual is actually aware of such fact or other matter; and (b) an entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if without further inquiry any of the directors and officers of such entity is actually aware of such fact or other matter; provided, however, that in the case of Crestline, "Knowledge" or "knowledge" shall also include the actual knowledge of the persons listed on Section 1.4 of the Crestline Disclosure Schedule.

     "Law" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

     "Lien" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing; provided that workers', mechanics', suppliers', carriers', materialmen's, landlords' statutory, or warehousemen's liens, or liens for taxes, assessments or government charges that were incurred in the ordinary course of business and are not yet delinquent or that are being contested in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles (to the extent required thereunder) shall not constitute a "Lien."

     "Loan Award Note" has the meaning set forth in Section 6.7(b).

     "Loan Program" has the meaning set forth in Section 6.7(b).

     "MGCL" means the Maryland General Corporation Law, as amended from time to time.

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     "MI Material Consent" means the Material Consent set forth in paragraph (1)
of Section 1.6 of the Crestline Disclosure Schedule.

     "MI Term Sheet" means the term sheet provided by Marriott International, Inc. dated March 27, 2002, the terms and provisions of which are set forth in
Section 1.9 of the Crestline Disclosure Schedule.

     "Management Agreements" means the management agreements listed in Section
1.5 of the Crestline Disclosure Schedule.

     "Material Adverse Change" or "Material Adverse Effect" with respect to any Person means any event, occurrence, development, change or effect that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, properties, operating assets or financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, that, the following shall individually be deemed to constitute a "material adverse change" or a "material adverse effect": (a) a termination, cancellation or material modification of any of the Material Hotel Leases; and (b) the failure to have in effect at Closing (1) the HM Material Consents, other than as a result of (x) any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties set forth in Section 5.6 or 5.7 below, or (y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo and Cowboy Acquisition Corp, and (2) once obtained pursuant to Section 7.7 hereof, the MI Material Consent, other than as a result of any breach by Barcelo or Cowboy Acquisition Corp of the representations and covenants contained in the agreements constituting the MI Material Consent; provided, further, that, in no event, shall the following, either individually or in the aggregate, in and of itself be deemed to constitute a "material adverse change" or a "material adverse effect": (i) any events, occurrences, developments, changes or effects that are applicable to the national financial, banking, currency or capital markets in general; (ii) the failure by Crestline to meet independent, third party analysts' projections of earnings, revenue or other financial performance measures, provided, however, that the underlying facts, circumstances, operating results or prospects which cause Crestline to fail to meet such projections may be considered in determining whether a "material adverse change" or a "material adverse effect" has occurred or is reasonably likely to occur; (iii) fluctuations in the price of Crestline Common Stock; (iv) any events, occurrences, developments or conditions in the business sectors in which Crestline and its Subsidiaries operate, not disproportionately affecting Crestline and its Subsidiaries; (v) the failure to obtain any consent, authorization, estoppel, waiver or approval under an Operational Contract, other than each of the HM Material Consents, in connection with the Merger contemplated hereby; provided, that the cumulative financial impact of the failure to obtain consents (other than the Material Consents), authorizations, waivers or approvals may result in a "material adverse change" or a "material adverse effect" if it satisfies the requirements of Section 8.2(c)(i); (vi) the failure to obtain the MI Material Consent; or
(vii) any events, occurrences, developments, changes or effects relating to or resulting from the Permitted Transactions.

     "Material Consents" means the consents of third parties set forth in
Section 1.6 of the Crestline Disclosure Schedule.

     "Material Contracts" means the Franchise Agreements, the Management Agreements and the Hotel Leases and any amendments, supplements or modifications thereto other than those Material Contracts relating to any Permitted Transaction.

     "Material Hotel Leases" means the Hotel Leases referenced in Section 1.7 of the Crestline Disclosure Schedule.

     "Materials of Environmental Concern" has the meaning set forth in Section 4.12(b).

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        "Merger" has the meaning set forth in the recitals hereof.

        "Merger Consideration" means $34 in cash.

        "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

        "Operational Contracts" means agreements pertaining to the conduct of the business operations of Crestline and its Subsidiaries, including, without limitation, the Material Contracts and any other leases, operating agreements, franchise agreements, licensing agreements, joint venture agreements, non competition agreements and other similar agreements or contractual arrangements.

        "Other Filings" has the meaning set forth in Section 7.2(b).

        "Paying Agent" has the meaning set forth in Section 3.2(a).

        "Permitted Transactions" means the transactions set forth on Section
1.8 of the Crestline Disclosure Schedule.

        "Permits" has the meaning set forth in Section 4.13(a).

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

        "Plans" has the meaning set forth in Section 4.10(a).

        "Proxy Statement" has the meaning set forth in Section 7.2(a).

        "Restricted Stock" has the meaning set forth in Section 3.2(g).

        "Requisite Vote" has the meaning set forth in Section 4.4(c).

        "Rights Agreement" means the Rights Agreement, dated as of December 14, 1998, and as subsequently amended by Amendment No. 1 to Rights Agreement, dated as of June 25, 1999, by and between Crestline and The Bank of New York, as Rights Agent.

        "SEC" means the Securities and Exchange Commission, or any successor Governmental Entity.

        "SEC Documents" has the meaning set forth in Section 4.6.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Stock Compensation Plans" means the 1998 Comprehensive Stock Incentive Plan and the Non-Employee Director's Deferred Stock Compensation Plan, in each case, as amended.

        "Stock Option Consideration" has the meaning set forth in Section
3.2(g).


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     "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors, or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 50% ownership interest, or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

     "Superior Proposal" means, other than the Merger contemplated by this Agreement, any Acquisition Proposal that the Board of Directors of Crestline determines, in good faith, after consultation with Crestline's independent financial adviser, is (i) reasonably likely to be more favorable to Crestline's stockholders, from a financial point of view, than the Merger (and any written proposal by Barcelo, including any proposal by Barcelo to amend the terms of this Agreement capable of being accepted by Crestline with little or no contingencies), and (ii) if accepted, reasonably likely to be consummated taking into consideration, to the extent deemed appropriate, the legal, financial, regulatory and other aspects of the Acquisition Proposal.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Surviving Corporation Common Stock" means the common stock of the Surviving Corporation, par value $0.01 per share.

     "Tax" or "Taxes" means all Federal, state, local, foreign and other net or gross income, sales, use, ad valorem, withholding, gross receipts, excise, asset, franchise, payroll, employment, premium, environmental, goods and services, net proceeds, property, deed, alternative or add-on minimum, profits, windfall profits, transaction, lease, service, service use, estimated, severance, unemployment, worker's compensation, capital, value added, transfer or other taxes, levies, customs duties or tariffs, fees, assessments or charges of any kind imposed by a Tax Authority together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     "Tax Authority" means the Internal Revenue Service ("IRS") and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes.

     "Tax Returns" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

     "Termination Fee" has the meaning set forth in Section 9.2(b).


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                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set
                 ----------
orth in this Agreement and the articles of merger or other appropriate documents (in any such case, the "Articles of Merger"), and in accordance with the applicable provisions of the MGCL, Cowboy Acquisition Corp shall be merged with and into Crestline. Following the Merger, Crestline shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") and the separate existence of Cowboy Acquisition Corp will cease.

     Section 2.2 The Closing. The closing (the "Closing") of the Merger will
                 -----------
take place at 10:00 a.m., eastern standard time, on a date (the "Closing Date") which shall be no later than three business days following the satisfaction or, if permissible, the waiver of the conditions set forth in Article VIII (other than those conditions that, by their terms, cannot be satisfied until the time of the Closing, but subject to their satisfaction at such time), at the offices of Holland & Knight LLP, 2099 Pennsylvania Avenue, Suite 100, Washington, D.C. 20006, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 2.3 Effective Time. Prior to the Closing, Barcelo shall prepare,
                 --------------
and on the Closing Date Barcelo shall file, the Articles of Merger with the Maryland State Department of Assessments and Taxation in accordance with the provisions of the MGCL and make all other filings or recordings required by the MGCL in connection with the Merger. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the Maryland State Department of Assessments and Taxation, or at such other later time as the parties shall agree and specify in the Articles of Merger not to exceed 30 days from the date of filing (the time the Merger becomes effective being the "Effective Time").

     Section 2.4 Effects of the Merger. The Merger shall have the effects set
                 ---------------------
forth in Section 3-114 of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Crestline and Cowboy Acquisition Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of Crestline and Cowboy Acquisition Corp shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.5 Corporate Governance Documents. The articles of merger shall
                 ------------------------------
specify that the charter of Cowboy Acquisition Corp, as in effect immediately prior to the Effective Time of the Merger, shall become the charter of the Surviving Corporation after the Effective Time and thereafter may be amended in accordance with its terms and as provided by the MGCL. The bylaws of Cowboy Acquisition Corp, as in effect on the Effective Time, shall become the bylaws of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by the MGCL.

     Section 2.6 Directors. The directors of Cowboy Acquisition Corp immediately
                 ---------
prior to the Effective Time and Bruce D. Wardinski shall become the directors of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.7 Officers. The officers of Crestline listed on Section 2.7 of
                 --------
the Crestline Disclosure Schedule shall be officers of the Surviving Corporation and each such officer shall serve in the office set forth next to his or her name. Each officer of the Surviving Corporation shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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     Section 2.8 Further Actions. At and after the Effective Time, the Surviving
                 ---------------
Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, consents, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

                                   ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Effect on Stock of Crestline and Cowboy Acquisition Corp. As of
                 --------------------------------------------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Crestline Common Stock or any shares of Cowboy Acquisition Corp Common Stock:

     (a) Crestline Common Stock. Each issued and outstanding share of Crestline
         ----------------------
Common Stock, including the rights (the "Rights") attached thereto pursuant to the Rights Agreement, shall be converted into the right to receive from Barcelo and the Surviving Corporation the Merger Consideration, without interest. As of the Effective Time, all shares of Crestline Common Stock and the associated Rights upon which the Merger Consideration is payable pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares of Crestline Common Stock and the associated Rights (the "Crestline Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (b) Cowboy Acquisition Corp Common Stock. Each share of the Cowboy
         ------------------------------------
Acquisition Corp Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock.

     Section 3.2 Exchange of Certificates.
                 ------------------------

     (a) Paying Agent. Prior to the Effective Time, Barcelo shall designate a
         ------------
bank or trust reasonably satisfactory to Crestline to act as paying agent in the Merger (the "Paying Agent") and shall enter into a paying agent agreement (the "Exchange Agreement") with the Paying Agent in form and substance reasonably satisfactory to Crestline. On or prior to the Effective Time and subject to Crestline's satisfaction of the covenant contained in Section 6.1(c), Barcelo shall deposit or cause Cowboy Acquisition Corp to deposit with the Paying Agent immediately available funds as contemplated by Section 7.10 and, immediately following the Effective Time, Barcelo shall cause the Surviving Corporation to deposit with the Paying Agent immediately available funds which, together with the funds contributed pursuant to Section 7.10, are sufficient for the payment of the Merger Consideration upon surrender of the Crestline Certificates pursuant to Section 3.1 (collectively, the "Exchange Funds").

     (b) Exchange Procedure. As soon as reasonably practicable after the
         ------------------
Effective Time, Barcelo and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Crestline Certificate, which immediately prior to the Effective Time represented outstanding shares of Crestline Common Stock and the associated Rights, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Crestline Certificates shall pass, only upon delivery of the Crestline Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify), and (ii) instructions for use in affecting the surrender of the Crestline Certificates in exchange for the Merger Consideration. Upon surrender of a Crestline Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of


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transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Crestline Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificate shall have been converted pursuant to
Section 3.1, and the Crestline Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Crestline Common Stock and the associated Rights which is not registered in the transfer records of Crestline, payment may be made to a Person other than the Person in whose name the Crestline Certificate so surrendered is registered, if such Crestline Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Crestline Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2(b), each Crestline Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificate shall have been converted pursuant to
Section 3.1. No interest will be paid or will accrue on the consideration payable upon the surrender of any Crestline Certificate.

     (c) No Further Ownership Rights in Stock. All Merger Consideration paid
         ------------------------------------
upon the surrender of Crestline Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Crestline Common Stock and the associated Rights theretofore represented by such Crestline Certificates, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Crestline Common Stock and the associated Rights which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Crestline Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by Law.

     (d) Termination of Exchange Agreement. The Exchange Agreement shall
         ---------------------------------
terminate 12 months after the Effective Time and any portion of the Exchange Funds which remains undistributed to the holders of the Crestline Certificates shall be delivered to the Surviving Corporation, and any holders of the Crestline Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Barcelo, for payment of their claim for the Merger Consideration and, to the extent applicable, any cash or dividends or distributions payable to such holders pursuant to this
Article III.

     (e) No Liability. None of Barcelo, Cowboy Acquisition Corp, Crestline, the
         ------------
Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Funds or Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Investment of Exchange Funds. The Paying Agent shall invest any cash
         ----------------------------
included in the Exchange Funds as directed by Barcelo. Any net profits resulting from, or interest or income produced by, such investments shall be held in the Exchange Fund and turned over to the Surviving Corporation pursuant to the terms of the Exchange Agreement and this Section 3.2. The Exchange Funds shall not be used for any other purpose except as provided in this Agreement.

     (g) Stock Awards.
         ------------

         (i) At the Effective Time, each outstanding option to purchase shares of Crestline Common Stock (vested or unvested) granted under any stock option or stock compensation plan or arrangement of Crestline, other than the Crestline ESPP (the "Crestline Stock Options"), which is unexercised and outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in exchange for such cancellation a payment from Barcelo or the Surviving Corporation equal to the product of (x) the number of shares of Crestline Common Stock subject to such Crestline Stock Option times
(y) the excess of the Merger Consideration over the per share exercise price of such Crestline Stock Option (the "Stock Option Consideration").

         (ii) The Crestline ESPP shall be terminated after the Crestline stockholders approve the Merger but before the Effective Time and all accounts thereunder shall be paid out to participants in accordance with the terms of the Crestline ESPP.

         (iii) Crestline shall deliver to the holders of all outstanding Crestline Stock Options all notices required to be delivered pursuant to the terms thereof.

         (iv) At the Effective Time, each holder of restricted Crestline Common Stock ("Restricted Stock") and deferred stock awards and stock units ("Deferred Stock") granted or due under the Stock Compensation Plans that have not fully vested, or which have vested but have not otherwise become payable pursuant to the terms of the holder's awards or elections under the Stock Compensation Plans, shall be entitled to receive from Barcelo or the Surviving Corporation in respect of each share or unit of Restricted Stock or Deferred Stock an amount equal to the Merger Consideration, less any required tax withholding, in exchange for and settlement of such shares or units of Restricted Stock and Deferred Stock; provided, that no vesting or payment shall be made with respect to Restricted Stock or Deferred Stock which the holder has agreed to relinquish as of the Closing Date.

         (v) As of the Effective Time, Crestline shall terminate all stock option or stock compensation plans and arrangements, and except as provided in this Section 3.2, all rights under any such stock option or stock compensation plans and arrangements shall terminate.

     (h) Lost Certificates. If any Crestline Certificate shall have been lost,
         -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Crestline Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Crestline Certificate(s) the Merger Consideration deliverable in respect thereof in accordance with this Article III; provided, however, that Barcelo or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Crestline Certificate or ownership thereof.

     Section 3.3 Withholding Rights. Barcelo shall be entitled to deduct and
                 ------------------
withhold from the Merger Consideration otherwise payable to any holder of Crestline Common Stock pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign Tax law; provided, however, that Barcelo shall (i) take reasonable steps to minimize such withholding to the extent allowable by law and (ii) pay (and not withhold) any applicable transfer taxes except to the extent provided in Section 3.2(b) above. To the extent that amounts are so withheld by Barcelo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Crestline Common Stock in respect of which such deduction and withholding was made by Barcelo.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF CRESTLINE

     Except as set forth in the disclosure letter (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the relevant disclosure schedule relates) delivered by Crestline to Barcelo and to Cowboy Acquisition Corp prior to the execution of this Agreement and referred to herein (the "Crestline Disclosure Schedule") or as referenced in the Form 10-K of Crestline for the period ended December 28, 2001 filed with the SEC, Crestline represents and warrants to Barcelo and Cowboy Acquisition Corp, as of the execution of this Agreement, as follows:

     Section 4.1 Organization, Standing and Corporate Power. Each of Crestline
                 ------------------------------------------
and its Subsidiaries is a corporation, partnership or limited liability company duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted, except for such failures of Crestline or Crestline's Subsidiaries to be in good standing which, individually or in the aggregate, would not have a Material Adverse Effect on Crestline. Each of Crestline and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Crestline. Crestline has made available to Barcelo complete and correct copies of the charter and bylaws of Crestline, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to and in effect on the date of this Agreement. Except as set forth in Section 4.1 of the Crestline Disclosure Schedule, through the date hereof, there has been no amendment to or change in any of the organizational documents of Crestline or any of its Subsidiaries since the time they were made available to Barcelo.

     Section 4.2 Subsidiaries. Section 4.2(a) of the Crestline Disclosure
                 ------------
Schedule sets forth a true and complete list of each of Crestline's Subsidiaries as of the date hereof. Except as set forth in Section 4.2(a) or 4.2(b) of the Crestline Disclosure Schedule, all the outstanding equity interests of each Subsidiary are owned by Crestline, by another wholly owned Subsidiary of Crestline or by Crestline and another wholly owned Subsidiary of Crestline, free and clear of all Liens and no other Person has the right to vote the equity securities of such Subsidiaries, other than as provided in any pledge agreement relating to any Lien so listed. Except as set forth in Section 4.2(c) of the Crestline Disclosure Schedule, there are no outstanding obligations of Crestline or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of Crestline's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Crestline or any of its Subsidiaries or other Person.

     Section 4.3 Capital Structure. The authorized capital stock of Crestline
                 -----------------
consists of 75,000,000 shares of Crestline Common Stock and 10,000,000 shares of Crestline Preferred Stock, of which 60,000 shares are designated as Series A Junior Participating Preferred Stock. As of March 1, 2002, (a) 15,623,997 shares of Crestline Common Stock and no shares of Crestline Preferred Stock were issued and outstanding, (b) 1,996,682 shares of Crestline Common Stock were issuable upon exercise of outstanding Crestline Stock Options, (c) 15,724 shares of Deferred Stock were issuable pursuant to the Stock Compensation Plans, and (d) 14,959 shares of Crestline Common Stock were issuable to members of the Crestline Board of Directors pursuant to the Stock Compensation Plans. No other shares of capital stock or other voting securities of Crestline are authorized, issued or outstanding. Except (i) as set forth above and as set forth in Section
4.3 of the Crestline Disclosure Schedule, (ii) options to purchase

Crestline Common Stock under the Crestline ESPP, and (iii) Rights outstanding under the Rights Agreement, there are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Crestline is a party, the value of which is derived from the value of shares of Crestline Common Stock. All outstanding shares of Crestline Common Stock are, and all shares which may be issued upon exercise or conversion of any security issued by Crestline (or any entity in which Crestline owns a direct or indirect interest) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of Crestline having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Crestline may vote. Except as set forth above and as set forth in Section 4.3 of the Crestline Disclosure Schedule, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Crestline or any of its Subsidiaries is a party, or by which any of them is bound, obligating Crestline or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Crestline or of any of its Subsidiaries or obligating Crestline or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         Section 4.4 Authority; Noncontravention; Consents.
                     -------------------------------------

         (a) Crestline has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the Requisite Vote of the outstanding shares of Crestline Common Stock, to consummate the Merger contemplated by this Agreement. The execution and delivery of this Agreement by Crestline and the consummation by Crestline of the Merger contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Crestline, subject to approval of the Merger by the Requisite Vote of the outstanding shares of Crestline Common Stock. This Agreement has been duly executed and delivered by Crestline and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes the valid and binding obligation of Crestline, enforceable against Crestline in accordance with its terms.

         (b) The Board of Directors of Crestline has determined that this Agreement and the Merger contemplated by this Agreement are advisable and fair to and in the best interests of the stockholders of Crestline and resolved to recommend that the stockholders of Crestline approve the Merger contemplated by this Agreement.

         (c) The affirmative vote of the holders of two-thirds of the outstanding shares of Crestline Common Stock entitled to vote thereon (the "Requisite Vote") is the only vote of the holders of any class or series of Crestline's stock necessary to approve the Merger contemplated hereby.

         (d) The execution and delivery of this Agreement do not, and the consummation of the Merger contemplated by this Agreement and compliance with this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Crestline or any of its Subsidiaries (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (A) subject to the consent of Host Marriott Corporation as set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule being in effect and assuming the accuracy of the representations and warranties made by Barcelo and Cowboy Acquisition Corp set forth in Sections 5.6 and 5.7 hereof, the charter or bylaws of Crestline or the comparable organizational documents of any of its Subsidiaries, or (B) subject to obtaining the Material Consents and the other required consents set forth on
Section 4.4(d) of the Crestline Disclosure Schedule, any contract, agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Crestline or its Subsidiaries are a party or which their assets are bound or affected, or any permit, concession, franchise or license applicable to Crestline or any of its Subsidiaries or their respective properties or assets, or (C) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (e) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Crestline or any of its Subsidiaries or their respective properties or assets except, in the case of the representations set forth in clauses (B) and (C) above, any Violation which, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

         (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Crestline or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Crestline or the consummation by Crestline of the Merger contemplated by this Agreement, except for (A) if required, compliance with and the filings under the HSR Act, (B) if required, filings with the European Community and the Spanish Administration, (C) the filing with or other applicable requirements of the SEC of (1) the Proxy Statement and (2) such reports and registration statements under, or other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Merger contemplated by this Agreement, (D) such filings as may be required by any applicable state securities or "blue sky" laws, (E) the Articles of Merger,
(F) filings required by the NYSE, (G) any applicable transfer tax filings, and
(H) such other consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity, the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Crestline.

         Section 4.5 Opinion of Financial Advisor. The Board of Directors of
                     ----------------------------
Crestline has received the written opinion of Deutsche Bank Alex. Brown Inc., dated March 27, 2002 (the "Fairness Opinion"), to the effect that, as of such date and subject to the assumptions and qualifications contained therein, the Merger Consideration is fair to the stockholders of Crestline from a financial point of view.

         Section 4.6 SEC Documents; Financial Statements. Crestline has filed
                     -----------------------------------
all required reports, proxy statements, registration statements, forms, and other documents with the SEC since January 1, 1999 (the "SEC Documents"). As of their respective dates, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (b) except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited balance sheets of Crestline and its consolidated subsidiaries as of December 31, 1999, December 29, 2000 and December 28, 2001, and the related statements of income and cash flows for the periods then ended, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except to the extent described in the notes thereto) and fairly presented in all material respects the consolidated financial position of Crestline and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the SEC Documents and in Section 4.6 of the Crestline Disclosure Schedule, and except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice, and (ii) transaction expenses incurred in connection with the Merger contemplated by this Agreement, since the date of the consolidated balance sheet as of December 28, 2001 (the "Base Balance Sheet"), neither Crestline nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Crestline and its consolidated subsidiaries or in the notes thereto.

         Section 4.7   Absence of Certain Changes or Events.
                       ------------------------------------

         (a) Except (i) as disclosed in the SEC Documents filed since December 28, 2001, and (ii) as set forth in Section 4.7 of the Crestline Disclosure Schedule, since December 28, 2001 through the date of this Agreement, Crestline and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and, there has not been any of the following: (A) any event, change, effect, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Crestline; (B) any action taken by Crestline or any of its Subsidiaries during this period that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i) through (xvii) of Section 6.1(b) of this Agreement.

         Section 4.8   Litigation. Except as set forth in items (a) and (c) of
                       ----------
Section 4.8 of the Crestline Disclosure Schedule, there are no suits, actions, proceedings, claims, grievances or investigations pending or, to the knowledge of Crestline, threatened against or affecting Crestline or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have or will have a Material Adverse Effect on Crestline. There are no judgments, decrees, injunctions, rules, or orders of any Governmental Entity or arbitrator outstanding against Crestline or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Crestline.

         Section 4.9   Absence of Changes in Benefit Plans. Except as set forth
                       -----------------------------------
in Section 4.9 of the Crestline Disclosure Schedule, there has not been any adoption or amendment by Crestline or any of its Subsidiaries of any Plan since December 31, 2001.

         Section 4.10  Employee Benefits; ERISA.
                       ------------------------

         (a) Section 4.10(a) of the Crestline Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, currently sponsored, maintained or contributed to or required to be contributed to by Crestline or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Crestline or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), other than a Plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA, for the benefit of any current or former employee or director of Crestline, or any of its Subsidiaries or any ERISA Affiliate (the "Plans" and those Plans which are subject to ERISA are referred to as "ERISA Plans"). Except as set forth in Section 4.10(a) of the Crestline Disclosure Schedule and except as contemplated by this Agreement or as is required to maintain such Plan's compliance with applicable Law, none of Crestline, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create, modify or change any Plan.

         (b) With respect to each of the Plans, Crestline has heretofore delivered or made available to Barcelo or its accountants, counsel or representatives true and complete copies of each of the following documents, as applicable:

           (i) the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

           (ii) the annual report or IRS Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the most recent Plan year for which such a report was filed;

           (iii) the actuarial report, if required under ERISA, with respect to each ERISA Plan for the most recent Plan year for which an IRS Form 5500 Series was filed;

           (iv) the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan;

           (v) if the Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

           (vi) all contracts relating to the Plans with respect to which Crestline, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

           (vii) the most recent determination letter received from the IRS with respect to each ERISA Plan that is intended to be qualified under Section 401(a) of the Code.

     (c) Except as set forth in Section 4.10(c) of the Crestline Disclosure Schedule, Crestline has no liability to (i) any ERISA Plan that is subject to Title IV of ERISA, or (ii) any multi-employer plan (as defined in Section 3(37) of ERISA which is a pension plan).

     (d) None of Crestline, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Crestline's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Crestline, any of its Subsidiaries, any ERISA Affiliate, any ERISA Plan or any such trust could be subject to any liability pursuant to ERISA, the Code or any other applicable Law which could reasonably be expected to have a Material Adverse Effect on Crestline.

     (e) All contributions which Crestline, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have been timely paid in full or properly recorded on the financial statements or records of Crestline or its Subsidiaries in all material respects.

     (f) To the knowledge of Crestline, each of the Plans has been operated and administered in accordance with applicable Laws, including but not limited to ERISA and the Code except to the extent that the failure to do so would not have a Material Adverse Effect on Crestline.

     (g) There has been no failure by any of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to meet the requirements of such qualification which would have a Material Adverse Effect on Crestline. Except as disclosed in Section 4.10(g) of the Crestline Disclosure Schedule, Crestline has timely received a favorable determination letter from the IRS for each Plan, as applicable, stating that the Plan is so qualified and that the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code, and no event has occurred since the date of such letter(s) from the IRS which would have an adverse effect on the qualified status of any such Plan or the exempt status of any such trust.

     (h) Except as disclosed in Section 4.10(h) of the Crestline Disclosure Schedule, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Crestline, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

     (i) Except (i) as disclosed in Section 4.10(i) of the Crestline Disclosure Schedule, (ii) as provided by the terms of the Plans, or (iii) as provided elsewhere in this Agreement, the consummation of the Merger contemplated by this Agreement will not (A) entitle any current or former employee, officer or director of Crestline, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due, or any option or other equity security held by, any such employee, officer or director.

     (j) There are no pending or, to Crestline's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits) which could have a Material Adverse Effect on Crestline.

     (k) Except as otherwise disclosed in Section 4.10(k) of the Crestline Disclosure Schedule, no employees of Crestline or its Subsidiaries are employed under employment agreements, union agreements, collective bargaining agreements, or similar arrangements.

     Section 4.11 Taxes.
                  -----

     (a) With respect to periods ending after December 28, 1998, each of Crestline and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date, except where the failure to do so would not have a Material Adverse Effect. Except as set forth in Section 4.11(a) of the Crestline Disclosure Schedule, all such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects.

     (b) Each of Crestline and its Subsidiaries has paid (or has had paid on its behalf), or has established (or has had established on its behalf and for its sole benefit and recourse), adequate reserves in accordance with generally accepted accounting principles in the Base Balance Sheet for the payment of, all Taxes due with respect to any period ending prior to or as of the date of the Base Balance Sheet (without regard to whether such Taxes have been assessed), except where the failure to do so would not have a Material Adverse Effect on Crestline.

     (c) No Audit by a Tax Authority is pending or, to the knowledge of Crestline, has been threatened with respect to any Taxes due from Crestline or any of its Subsidiaries that could reasonably be expected to result in a material adjustment. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Crestline or any of its Subsidiaries for any taxable period ending prior to the Closing Date, except with respect to audits which if decided adversely would not have a Material Adverse Effect on Crestline. Except as set forth in Section 4.11(c) of the Crestline Disclosure Schedule, no issue has been raised by any Tax Authority in any Audit of Crestline or any of its Subsidiaries or of any other entity at any time affiliated with Crestline or any of its Subsidiaries that if raised with respect to any other period not so audited could reasonably be expected to result in a material proposed deficiency for any period not so audited. No outstanding power of attorney has been executed or filed with respect to Crestline or its Subsidiaries with any Tax Authority.

     (d) Except as set forth in Section 4.11(d) of the Crestline Disclosure Schedule and except for amounts that do not exceed $300,000 in the aggregate, no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Crestline or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in its books and records in accordance with generally accepted accounting principles, and Crestline and its Subsidiaries have not received any notice of violations, assessments, levies, or inadequacies in connection with payments, returns, or reports for any Taxes applicable to any of them or their assets. There are no Liens for Taxes upon the assets of Crestline or any of its Subsidiaries, except Liens for current Taxes not yet due and payable and for which adequate accruals have been established in its books and records in accordance with generally accepted accounting principles.

     (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which Crestline or any of its Subsidiaries is a party are disclosed in the SEC Documents and a list of such agreements is set forth in
Section 4.11(e) of the Crestline Disclosure Schedule and, except for parties mentioned in these agreements, neither Crestline nor its Subsidiaries is under any contractual obligation to indemnify any other Person with respect to Taxes.

     (f) Except as set forth in Section 4.11(f) of the Crestline Disclosure Schedule and provided that Crestline is not a "publicly held corporation" (as defined in Section 162(m)(2) of the Code), as of the last day of the current taxable year of Crestline, none of the amounts payable under any of the Plans or any other contract, agreement, or arrangement with respect to which Crestline or any of its Subsidiaries may have any liability will fail to be deductible for the current taxable year for Federal income tax purposes by virtue of Section 162(m) of the Code. Crestline has made available all information requested by Barcelo or its accountants, counsel or representatives for the purpose of determining the application of Section 280G of the Code to amounts payable to employees of Crestline and its Subsidiaries.

     (g) All amounts that have been required to be withheld have been withheld from all employees, customers, and other applicable payees (and timely paid to the appropriate governmental entity or set aside in an account for these purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable Federal, state, local and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation), except where the failure to so withhold shall not have a Material Adverse Effect on Crestline.

     (h) No claim has ever been made by any Tax Authority in a jurisdiction in which Crestline or its Subsidiaries does not file Tax Returns that it or they may be subject to taxation by that jurisdiction.

     (i) To Crestline's knowledge, neither Crestline nor any of its Subsidiaries has any material liability for Taxes of any other Person (i) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor by operation of law, (iii) by contract except as described in Section 4.11(e), or (iv) otherwise.

     (j) None of the assets of Crestline or its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code.

     (k) Section 4.11(k) of the Crestline Disclosure Schedule sets forth a list of all rulings and closing agreements relating to Taxes of Crestline or its Subsidiaries.

     Section 4.12 Environmental Matters.
                  ---------------------

     (a) Prior to the date of this Agreement, Crestline and each of its Subsidiaries delivered to Barcelo: (i) all environmental audits, evaluations, assessments, studies, soil, groundwater, sediment and surface water test results, asbestos surveys, asbestos operation and maintenance plans, environmental insurance policies and any other reports concerning Materials of Environmental Concern within their possession or custody (and where they have knowledge of such reports but do not have possession or custody, they have advised Barcelo of the same) for the Hotel Properties and for any other location owned, managed, or leased by Crestline or any of its Subsidiaries since January 1, 1999; (ii) all written Environmental Claims, decrees, compliance orders, administrative orders or settlements of Environmental Claims within the possession or custody of Crestline or its Subsidiaries (and where they have knowledge of such decrees, orders or settlements but do not have possession or custody, they have advised Barcelo of the same) relating to the Hotel Properties or any other location owned, managed, or leased by Crestline or its Subsidiaries since January 1, 1999.

     (b) Except as set forth in Section 4.12(b) of the Crestline Disclosure Schedule, Crestline and its Subsidiaries and, to Crestline's knowledge, the Hotel Properties are, and any other location owned, managed or leased by Crestline or any of its Subsidiaries since January 1, 1999 were, in substantial compliance with all applicable Federal, state, local and foreign laws, regulations and Permits relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources (together "Environmental Laws" and including, without limitation, laws, regulations and Permits relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), or asbestos or asbestos-containing materials (collectively "Materials of Environmental Concern")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     (c) Except as set forth in Section 4.12(c) of the Crestline Disclosure Schedule, neither Crestline nor any of its Subsidiaries has received any communication, whether from a Governmental Entity, private citizens or citizens' group, employee, adjoining land owner, or Person, which alleges that Crestline or any such Subsidiary, any Hotel Property or any other location owned, leased or managed by Crestline or any of its Subsidiaries since January 1, 1999 is not or was not in substantial compliance with any Environmental Laws, and, to the knowledge of Crestline, there are no circumstances that may prevent or interfere with such compliance in the future.

     (d) Except as set forth in Section 4.12(d) of the Crestline Disclosure Schedule, there is no claim, demand, action, cause of action, written notice of Federal, state or local "superfund" lien, notice of violation, notice of potential liability, request for information, written notice of investigation or other written notice (together "Environmental Claim") that has been received by Crestline or any Subsidiary from any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising in whole or in part out of, based on or resulting from (i) the presence, release or potential release into the environment, of any Material of Environmental Concern at any location owned, operated or leased by Crestline or any of its Subsidiaries, since January 1, 1999, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or, to Crestline's knowledge, threatened against Crestline or any of its Subsidiaries or against any Person whose liability for any Environmental Claim Crestline or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

     (e) Except as set forth in Section 4.12(e) of the Crestline Disclosure Schedule, to Crestline's knowledge, soil, groundwater, surface water and sediment at the Hotel Properties are, and any other location owned, managed or leased by Crestline or any of its Subsidiaries since January 1, 1999 were, free from Materials of Environmental Concern in concentrations or quantities that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

     Section 4.13 Permits; Compliance with Laws.
                  -----------------------------

     (a) Each of Crestline and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under any applicable Law ("Permits"), including, where applicable, those Permits required to be held in the names of officers or other personnel, necessary for the Hotel Properties to operate and Crestline and its Subsidiaries to own, lease or operate the Hotel Properties and other assets and to carry on their business as now conducted, except for any Permits the failure of which to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Crestline. There has occurred no default under or violation of any such Permit, except for any default or violation which would not, individually or in the aggregate, have a Material Adverse Effect on Crestline. To the knowledge of Crestline, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Permit that currently is in effect, other than any revocation, non-renewal, modification, suspension or termination that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

     (b) Crestline and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Crestline.

     (c) Neither Crestline, any Subsidiary of Crestline, nor, to the knowledge of Crestline, any entity managing the Hotel Properties, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity, which remains unresolved on the date hereof or which was not favorably disposed of, asserting that a Permit of it or them or for any of the Hotel Properties, as applicable, under any Laws should be limited, revoked, suspended or not renewed other than any limitation, revocation or suspension that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

     Section 4.14 Intellectual Property.
                  ---------------------

     (a) Crestline and its Subsidiaries own or possess adequate licenses or other valid right to use all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor and all other Intellectual Property used or held for use in connection with the respective businesses of Crestline and its Subsidiaries as currently conducted.

     (b) Except as set forth in Section 4.14(b) of the Crestline Disclosure Schedule, neither Crestline nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of Crestline or any of its Subsidiaries to use any of the Intellectual Property. No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property challenging or questioning the validity or effectiveness of any of the Intellectual Property and neither Crestline nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property.

     Section 4.15 State Takeover Statutes. Crestline and the Board of Directors
                  -----------------------
of Crestline have each taken all action required to be taken in order to render inapplicable to this Agreement (as it may be amended from time to time) and the Merger contemplated hereby the provisions of Sections 3-601 to 3-604 and Sections 3-701 to 3-709 of the MGCL and the provisions of any other applicable anti-takeover laws and regulations of any U.S. state.

     Section 4.16 Brokers. Section 4.16 of the Crestline Disclosure Schedule
                  -------
sets forth any broker's, finder's, financial advisor's or other similar fee or commission payable in connection with this Agreement and the Merger contemplated by this Agreement based upon arrangements made by or on behalf of Crestline or any of its Subsidiaries. There are no other broker's, finder's, financial advisor's or other similar fee or commission owed or payable by Crestline or any of its Subsidiaries.

     Section 4.17 Title to Property. Except as set forth in Section 4.17 of the
                  -----------------
Crestline Disclosure Schedule, Crestline and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all items of real property reflected in the Base Balance Sheet, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) as disclosed in the SEC Documents, (iii) for property disposed of in the ordinary course of business, (iv) such exceptions to title and Liens which would not interfere with the use and enjoyment of such property and leasehold interests, (v) any interest or title of a lessor in the property subject to any lease, (vi) Liens on property disclosed in a title policy, report or commitment with respect to such property, and (vii) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Crestline.

     Section 4.18 Insurance. Crestline and its Subsidiaries have obtained and
                  ---------
maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks (including fire and other risks insured against by extended coverage, and public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of Crestline or its Subsidiaries or any of the Hotel Properties owned, leased, occupied or controlled by Crestline or its Subsidiaries) as is customarily carried by Persons conducting businesses similar to those of Crestline in the locations in which Crestline conducts its businesses, or, if greater, in an amount as may be required by a lender under any and all documents evidencing any loan or credit facility to which Crestline or its Subsidiaries is a party or by a landlord under any lease or similar arrangement to which Crestline or its Subsidiaries is a party or by any Governmental Entity or issuer of any guaranty, surety bond, letter of credit, or similar entity. There is no claim by Crestline or any of its Subsidiaries pending under any of such policies, bonds, guaranties, letters, or other arrangement as to which coverage has been questioned, denied or disputed by the underwriters or issuers thereof. All premiums due and payable under such insurance policies have been timely paid by Crestline or its Subsidiaries and all claims made under such insurance policies by Crestline or its Subsidiaries were made on a timely basis.

     Section 4.19 Material Contracts. Except as otherwise set forth in Section
                  ------------------
4.19 of the Crestline Disclosure Schedule or as may relate to any Material Contract that relates to a Permitted Transaction: (i) the Material Contracts are in full force and effect, and there are no defaults by any party thereunder, except for any failure to be in full force and effect or any default which would not, individually or in the aggregate, have a Material Adverse Effect on Crestline; (ii) Crestline and its Subsidiaries have not received from any party to any Material Contract a notice of default which has not been cured or a notice of termination or intent to terminate the same; (iii) copies of the Material Contracts containing all provisions applicable thereto have been provided to Barcelo prior to the execution of this Agreement; (v) the Material Contracts are legally valid and binding obligations of Crestline and its Subsidiaries and, to the knowledge of Crestline, each of the other parties thereto, and are enforceable in accordance with their terms, except as the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) equitable defenses and judicial discretion in connection with remedies of specific performance and injunctive relief.

     Section 4.20 Rights Agreement. To Crestline's knowledge, no "Distribution
                  ----------------
Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) has occurred as of the date of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated hereunder will not cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable or the Rights to separate from the Crestline Common Stock,
(B) Barcelo or Cowboy Acquisition Corp to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) a "Stock Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event.

     Section 4.21 Ownership Limit. To the knowledge of Crestline, as of the date
                  ---------------
hereof, no Person has beneficial ownership of Crestline Common Stock in excess of the "Ownership Limit" (as defined in Section 8.1 of the charter of Crestline) and no shares are held in a Charitable Trust (as defined in Section 8.1 of the charter of Crestline).

     Section 4.22 Books and Records. All books and records maintained by
                  -----------------
Crestline and its Subsidiaries are complete and correct in all material respects and have been made available to Barcelo and its accountants, counsel or representatives.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                       BARCELO AND COWBOY ACQUISITION CORP

     Barcelo and Cowboy Acquisition Corp represent and warrant to Crestline as follows:

     Section 5.1  Organization, Standing and Corporate Power. Barcelo is a
                  ------------------------------------------
limited liability company duly organized, validly existing and in good standing under the laws of Spain and has the requisite power and authority to carry on its business as now being conducted. Cowboy Acquisition Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Cowboy Acquisition Corp was formed solely for the purpose of engaging in the Merger contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such Merger. Barcelo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to (a) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (b) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger. Barcelo and Cowboy Acquisition Corp have provided to Crestline complete and correct copies of their certificate of incorporation or organization and bylaws in effect on the date of this Agreement.

     Section 5.2  Authority; Noncontravention. Barcelo and Cowboy Acquisition
                  ---------------------------
Corp have the requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Barcelo and Cowboy Acquisition Corp and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Barcelo and Cowboy Acquisition Corp. This Agreement has been duly executed and delivered by

Barcelo and Cowboy Acquisition Corp and, assuming this Agreement constitutes the valid and binding obligation of Crestline, constitutes a valid and binding obligation of Barcelo and Cowboy Acquisition Corp, enforceable against Barcelo and Cowboy Acquisition Corp in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, require notice or consent under, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Barcelo and Cowboy Acquisition Corp (any such violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") under, (a) the certificate of incorporation or bylaws of Barcelo and Cowboy Acquisition Corp, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement or instrument to which Barcelo or Cowboy Acquisition Corp are bound, or any permit, concession, franchise or license applicable to Barcelo or Cowboy Acquisition Corp or their properties or assets, or (c) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Barcelo or Cowboy Acquisition Corp or their properties or assets, other than, in the case of clauses (b) or (c), any Violation that, individually or in the aggregate, would not reasonably be likely to (i) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (ii) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Barcelo or Cowboy Acquisition Corp in connection with the execution and delivery of this Agreement by Barcelo or Cowboy Acquisition Corp or the consummation by Barcelo of the Merger, except for (A) if required, compliance with and the filings under the HSR Act, (B) if required, filings with the European Community and the Spanish Administration, (C) the filing with the SEC of such reports under
Section 14(a) of the Exchange Act as may be required in connection with this Agreement and the Merger, (D) such filings as may be required by any applicable state securities or "blue sky" laws, and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings with a Governmental Entity the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to (i) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (ii) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

     Section 5.3 Litigation. There is no action, suit or proceeding pending or,
                 ----------
to the knowledge of Barcelo or Cowboy Acquisition Corp, threatened against Barcelo or Cowboy Acquisition Corp or affecting any of their properties or assets nor are any Governmental Entity investigations or audits pending before any court or governmental agency or body against Barcelo or Cowboy Acquisition Corp or affecting any of their respective assets or properties which, individually or in the aggregate, would reasonably be likely to (a) result in a Material Adverse Effect on the ability of Barcelo or Cowboy Acquisition Corp to consummate the Merger, or (b) legally prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger.

     Section 5.4 Brokers. Except for the fee payable to Banc of America
                 -------
Securities LLC, there are no broker's, finder's, financial advisor's or other similar fee or commission owed or payable by Barcelo or any of its Affiliates in connection with the Merger.

     Section 5.5 Funding. Barcelo has available, and will provide to Cowboy
                 -------
Acquisition Corp, the funds necessary to consummate the Merger as contemplated by Section 3.2(a) of this Agreement on a timely basis and to satisfy the obligations of Crestline.

         Section 5.6 Ownership of Shares of Host Marriott Corporation. Neither
                     ------------------------------------------------
Barcelo nor Cowboy Acquisition Corp owns, and neither Barcelo nor Cowboy Acquisition Corp will own, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation, and no person or entity who would own, constructively by virtue of Barcelo's ownership of Crestline (computed assuming that the Merger had been consummated on this date or on the Closing Date), shares of capital stock of Crestline that constitute greater than 9.9% in value of the outstanding shares of capital stock of Crestline, owns, actually or constructively, shares of capital stock of Host Marriott Corporation that constitute greater than 2.0% in value of the outstanding shares of capital stock of Host Marriott Corporation. For purposes of this Section 5.6, constructive ownership of shares is determined by applying the attribution rules set forth in Section 318 of the Code as modified by
Section 856(d)(5) of the Code. Barcelo and Cowboy Acquisition Corp expressly acknowledge that any violation of this representation or any attempted violation thereof, will result in the application of the remedies set forth in Section 8.2 of the charter of Crestline with respect to shares of Crestline Common Stock held in excess of the "Ownership Limit" (as such term is defined in Section 8.1 of the charter of Crestline, as in effect on the date hereof).

         Section 5.7 Ownership of Crestline Common Stock. As of the date hereof,
                     -----------------------------------
neither Barcelo nor Cowboy Acquisition Corp nor any of their respective Subsidiaries or Affiliates (x) owns, beneficially or of record, or (y) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of (except for this Agreement and the Merger contemplated hereunder), any shares of Crestline Common Stock.

                                   ARTICLE VI

                             COVENANTS OF CRESTLINE

         Section 6.1 Conduct of Business Pending the Merger.
                     --------------------------------------

         (a) During the term of this Agreement, except with the prior written consent of Barcelo (requests for which shall be considered in good faith on a timely basis under the circumstances by Barcelo) and except (i) as specifically required or permitted by this Agreement, (ii) as permitted or prohibited under subsection (b) of this Section 6.1, or (iii) in connection with any Permitted Transaction, Crestline shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course of business consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their material relationships consistent with past practice with customers, suppliers, licensors, licensees, distributors, franchisors, lessors, owners and others having business dealings with them with the goal that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Closing Date.

         (b) Except as required pursuant to the Stock Compensation Plans and the Change in Control Separation Pay Plan of Crestline or as otherwise expressly permitted or contemplated by the terms of this Agreement or in connection with any Permitted Transaction, without limiting the generality of the foregoing, without the prior approval of Barcelo (requests for which shall be considered in good faith on a timely basis under the circumstances by Barcelo), Crestline shall not, and shall not permit or authorize any of its Subsidiaries to:

             (i) (A) declare, set aside or pay any dividends on, or make any other distributions or payments in respect of, any of its stock, whether in cash, securities, or otherwise, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Crestline to its parent, made in the ordinary course of business consistent with past practice; (B) split, combine, reclassify, recapitalize, exchange, or readjust in any manner any of its stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its stock, or (C) purchase, redeem or otherwise acquire or amend the terms of any shares of stock of Crestline or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than, after notice to Barcelo, issuances or redemptions of stock of wholly owned Subsidiaries occurring between Crestline and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Crestline);

             (ii) except as set forth in Section 6.1(b)(ii) of the Crestline Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Crestline Common Stock upon the exercise of the Crestline Stock Options or the Deferred Stock outstanding as of the date of this Agreement);

             (iii) amend its charter, bylaws or other comparable charter or organizational documents (except as required to satisfy Section 6.4 hereof) other than amendments to change the name of any Subsidiary or amendments or other changes that are ministerial or immaterial to such Subsidiary or take any action under the Rights Agreement (except as required to satisfy Section 6.5 hereof), or adopt any other stockholder rights plan or enter into any agreement, with any of its stockholders in their capacity as such;

             (iv) except in connection with the Merger contemplated by this Agreement, voluntarily take any action that would result in the failure to maintain the listing of Crestline Common Stock on the NYSE;

             (v) other than the projects set forth in Section 6.1(b)(v) of the Crestline Disclosure Schedule (which amounts for such projects shall not exceed in the aggregate between the date of this Agreement and June 30, 2002 (A) $5,000,000 in commitments and funding of equity investments and mezzanine loans, or (B) $4,000,000 in commitments to provide debt guarantees), develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Crestline or any of its Subsidiaries, except purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice;

             (vi) except as authorized in Section 6.1(b)(v) hereof or as set forth in Section 6.1(b)(vi) of the Crestline Disclosure Schedule, sell, lease, license, swap, barter, transfer or otherwise convey, mortgage or otherwise encumber or subject to any Lien any of its Hotel Properties or any of its assets, except for furnishings, consumables, expendables, and inventory which are sold or consumed and replaced or replenished in the ordinary course of business consistent with past practice;

             (vii) (A) except as authorized in Section 6.1(b)(v) hereof or as set forth in Sections 4.2(c) and 6.1(b)(vii) of the Crestline Disclosure Schedule, incur any Indebtedness, forgive any Indebtedness of any Person to Crestline or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Crestline or any of its Subsidiaries, guarantee any debt securities or other Indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (B) other than to Crestline or any direct or indirect Subsidiary of Crestline, make any loans, advances or capital contributions to, or investments in, any other Person;

             (viii) settle any Audit relating to Taxes pending as of the date hereof or arising on or after the date hereof, make any Tax election, or amend any Tax Return in any respect other than settlements in the ordinary course of business consistent with past practice in an amount not to exceed, in the aggregate, $500,000;

             (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of (A) liabilities reflected or reserved against in the Base Balance Sheet, (B) claims, liabilities or obligations covered by adequate insurance or surety bond, or (C) claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice in an amount not to exceed, in the aggregate, $500,000;

             (x) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Crestline or any of its Subsidiaries is a party;

             (xi) (A) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the ordinary course of business consistent with past practice, and (ii) salary increases and bonuses payable to officers of Crestline or its Subsidiaries pursuant to the terms of any agreement pertaining to them existing as of the date hereof); (B) except as required pursuant to this Agreement or to maintain the Plan's compliance with applicable Law, enter into or amend any Plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Plan or otherwise; or (C) enter into any transaction, agreement or arrangement with any of Crestline's or any of its Subsidiaries' Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants;

             (xii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee, consultant or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees, consultants or Affiliates of Crestline of any amount relating to unused vacation days, except payments and accruals for unused vacation days made in the ordinary course of business consistent with past practice; adopt or voluntarily pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any Plan; or amend in any material respect any Plan in a manner inconsistent with the foregoing;

             (xiii) except as required by Law, enter into or amend any collective bargaining agreement;

             (xiv) except as set forth in Section 6.1(b)(xiv) of the Crestline Disclosure Schedule, modify or amend or cause any other Person to modify or amend any Material Contract or any other material agreement, arrangement, conveyance, lease, license, permit, or other source of assets, or waive, release or assign any material rights or claims;

             (xv) fail to make any scheduled principal or interest payment on Indebtedness evidenced by debt instruments to which Crestline or any of its Subsidiaries is a party;

                (xvi) enter or cause any other Person to enter any contracts, licenses, easements or other agreements relating to the Hotel Properties which will be a charge or Lien against the Hotel Properties except those necessary to continue the operation of the Hotel Properties in the ordinary course of business consistent with past practice, or which are terminable without penalty on no more than thirty (30) days notice; or

                (xvii) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

         (c)    Cash on Hand. Notwithstanding any other provision of this
                ------------
Section 6.1, on the Closing Date, Crestline shall have available cash on hand in a bank account capable of immediate wire transfer in the amount of at least $547,000,000 (plus any cash received by Crestline from the exercise of any outstanding Crestline Stock Options less any cash expended for (i) transactions by Crestline authorized pursuant to Section 6.1(b)(v) of this Agreement not to exceed $5,000,000, (ii) transaction expenses incurred by Crestline in connection with the Merger not to exceed $4,000,000, and (iii) severance or bonus retention payments made by Crestline not to exceed $3,100,000, each between and including the date of this Agreement and the Closing Date).

         Section 6.2   Advice of Changes. Barcelo and Crestline shall promptly
                       -----------------
advise the other party in writing of:

         (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect;

         (b) The failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

         (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on such party; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 6.3   No Solicitation.
                       ---------------

         (a) Unless or until this Agreement shall have been terminated pursuant to Article IX hereof, except as otherwise expressly provided in this Agreement, Crestline shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any agent, officer, director or employee of, or any investment banker, attorney or other advisor or representative (each a "Representative") of, Crestline or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the making of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiry or the making of, any proposal that constitutes or may be reasonably expected to lead to, an Acquisition Proposal, except as required by Law or pursuant to a request for information from a Governmental Entity, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, Crestline may, in response to an unsolicited, written Acquisition Proposal which the Board of Directors of Crestline determines, in good faith, would reasonably be expected to lead to a Superior Proposal and, subject to compliance with Section 6.3(c) and pursuant to an executed confidentiality agreement with customary terms and conditions at least as restrictive as the confidentiality provisions of the agreements entered into between Barcelo and Crestline, (A) furnish information with respect to Crestline to the Person who made such unsolicited proposal and its Representatives and afford to such Person and its Representatives access to the properties, books, records, officers, employees and Representatives of Crestline and its Subsidiaries, and (B) participate in discussions or negotiations with, or accept an Acquisition Proposal from, such Person and its Representatives regarding such Acquisition Proposal. All Representatives shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

         (b) Until this Agreement has been terminated in accordance with its terms, the Board of Directors of Crestline shall not (x) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Barcelo, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (y) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Crestline may withdraw or modify its approval or recommendation of this Agreement and the Merger if the Board of Directors determines, in good faith after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary or statutory duties under applicable Law.

         (c) In addition to the obligations of Crestline set forth in paragraph
(b), Crestline shall advise Barcelo in writing promptly of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal. Crestline will use reasonable efforts to keep Barcelo informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

         (d) Nothing contained in this Section 6.3 shall prohibit Crestline from
(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or (ii) making any required disclosure to Crestline's stockholders.

         Section 6.4 Ownership Limits. Prior to the Closing Date, Crestline
                     ----------------
shall take all necessary action to render Section 8.2 of the charter of Crestline relating to the "Ownership Limit" (as defined in Section 8.1 of the charter of Crestline) inapplicable to the Merger contemplated by this Agreement, including taking the following actions in accordance with Section 8.2.7 of the charter of Crestline: (a) causing the Board of Directors of Crestline to grant an exception to such "Ownership Limit;" and (b) having in effect the consent of Host Marriott Corporation set forth in paragraph (2) of Section 1.6 of the Crestline Disclosure Schedule, other than as a result of (x) any breach by Barcelo or Cowboy Acquisition Corp of its representations and warranties set forth in Section 5.6 or 5.7 above, or (y) any breach of the representations and covenants by Barcelo or Cowboy Acquisition Corp pursuant to that certain Agreement and Consent dated March 27, 2002 by and among Host Marriott Corporation, Crestline, Barcelo and Cowboy Acquisition Corp.

         Section 6.5 Rights Agreement. Prior to the Closing Date, Crestline
                     ----------------
shall take all necessary action to render the Rights inapplicable to the Merger contemplated by this Agreement.

         Section 6.6 Access to Hotel Properties and Records. Crestline and its
                     --------------------------------------
Subsidiaries shall afford to Barcelo and Barcelo's accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article IX) upon prior notice to all its personnel, the Hotel Properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and any and all other information reasonably requested concerning their businesses, properties, personnel and third party records to which Crestline or its Subsidiaries have legal access not heretofore provided. Crestline and its Subsidiaries shall authorize Barcelo and Barcelo's accountants, counsel and representatives to contact franchisors, owners, managers, lessors and sublessors of the Hotel Properties and Hotel Leases, all governmental agencies and officials, domestic and foreign, and for such third parties, agencies and officials to release all such information and documents relating to Crestline, its Subsidiaries and their operations and businesses as Barcelo may reasonably request.

         Section 6.7 Employees.
                     ---------

         (a) Prior to Closing, Crestline shall have entered into new employment agreements with Bruce Wardinski, James Francis and Dave Durbin. Such new employment agreements shall be in the forms approved by Barcelo and shall be contingent upon consummation of the Merger contemplated by this Agreement, shall be effective as of the Closing Date and shall terminate in the event of a termination of this Agreement.

         (b) Crestline shall, contingent on Closing and effective as of the Effective Time, (i) release all collateral under the Pledge and Custody Agreements entered into under the Secured Promissory Notes (including an Amended and Restated Replacement Secured Promissory Note) (a "Loan Award Note") under the Crestline 1999 Executive Loan Award Program, as amended (the "Loan Program") and (ii) provide each participant with an outstanding Loan Award Note with a written waiver of the requirement for a pledge of collateral to secure repayment of the Loan Award Note, which waiver shall otherwise reserve all other rights of Crestline and the participant under such Loan Award Notes and the Loan Program.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 Stockholders Meeting. As promptly as possible after
                     --------------------
clearance by the SEC of the Proxy Statement (as defined below), Crestline will duly call, give notice of, and as soon as applicable Law allows convene and hold a meeting of the holders of Crestline Common Stock (the "Crestline Stockholders Meeting") for purposes of approving the Merger contemplated by this Agreement.

         Section 7.2 Proxy Statement; Other Filings.
                     ------------------------------

         (a) Crestline shall, as promptly as practicable after the execution of this Agreement, and in no event later than 30 days after the date hereof, prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") in connection with the Merger. Barcelo shall, upon request of Crestline, furnish Crestline with such information concerning itself as may be required by Law or any Governmental Entity in connection with the Proxy Statement. Crestline shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Crestline agrees that the Proxy Statement and each amendment or supplement thereto at the time it is mailed to Crestline stockholders shall not include an untrue statement of material fact or omit to state a material fact or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any untrue statement of a material fact or omission to state material fact was made by Crestline in reliance upon and in conformity with information concerning Barcelo or its Affiliates furnished in writing to Crestline by Barcelo or its attorneys or advisors specifically for use in the Proxy Statement. As promptly as possible after clearance by the SEC of the Proxy Statement, Crestline shall mail the Proxy Statement to its stockholders. Crestline shall indemnify and hold harmless Barcelo and its Subsidiaries and Affiliates and their respective officers, directors, stockholders, partners, members, equityholders, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement. Barcelo shall indemnify and hold harmless Crestline, its

Subsidiaries and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including reasonable attorneys' fees) directly arising out of any untrue statement of material fact (or omission of a statement of material fact necessary in order to make the statements therein not materially misleading) made in the Proxy Statement in reliance upon and in conformity with information concerning Barcelo or its Affiliates furnished to Crestline in writing by Barcelo specifically for use in the Proxy Statement.

         (b) As promptly as practicable, each party hereto shall properly prepare and file any other filings required under the Exchange Act or any other Laws relating to the Merger contemplated hereby (collectively, "Other Filings").

         (c) Barcelo shall furnish Crestline with all information concerning it as Crestline may reasonably request in connection with the preparation of the Proxy Statement and the Other Filings.

         (d) Crestline shall provide copies of drafts of the Proxy Statement to Barcelo and its counsel at least two business days prior to the date of any filing of such document with the SEC (including with respect to each amendment or supplement thereto) so as to allow Barcelo to comment on such documents. Prior to filing any Proxy Statement with the SEC, Crestline shall consider, in good faith, any comments on such Proxy Statement made by, or changes requested by, Barcelo or its attorneys or advisors. Crestline shall also promptly provide Barcelo with copies of any written correspondence received from or communicated to the SEC.

         Section 7.3 Confidentiality. Except as otherwise agreed to by the other
                     ---------------
party, notwithstanding termination of this Agreement, each party will keep confidential and will not disclose, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to keep confidential and not to disclose, to any Person other than such party and its directors, officers, employees, Affiliates, agents, or consultants, including attorneys, lenders, and investment bankers, and then only on a confidential basis all Confidential Information (as defined below); provided, however, that each party may disclose Confidential Information (i) as required by law, rule, regulation or judicial process, (ii) to its attorneys, accountants, financial advisors, lenders, placement agents, investment bankers and underwriters on a confidential basis, or (iii) as required by any Governmental Entity. For purposes of this Agreement, "Confidential Information" shall include all information about the other party, which has been furnished by the other party or any third person; provided, however, that Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by a party, its attorneys, accountants or financial advisors not permitted by this Agreement,
(B) was available to a party on a non-confidential basis prior to its disclosure by the other party, or (C) becomes available to a party on a non-confidential basis from a Person other than the other party and who, to the knowledge of the first party, is not otherwise bound by a confidentiality agreement or is not otherwise prohibited from transmitting the relevant information. In the event of termination of this Agreement for any reason, each party shall promptly return all Confidential Information to the other party. Notwithstanding the foregoing, the parties shall comply with, and shall cause their Representatives and Affiliates to comply with, all of their respective obligations under the Confidentiality Agreement dated February 28, 2002 between Crestline and Barcelo Hospitality USA, Inc.

         Section 7.4 Reasonable Efforts; Notification. Upon the terms and
                     --------------------------------
subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, or as appropriate to refrain from doing, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger contemplated by this Agreement, including (a) the obtaining in the most expeditious manner as possible of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings with the appropriate Governmental Entities, including the SEC and the Antitrust Authorities, if applicable, and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of the MI Material Consent to the extent set forth in Section 7.7 hereof and, once the MI Material Consent is obtained, the maintaining in effect of the MI Material Consent, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the parties shall (including through its officers and directors and other appropriate personnel) (i) take all reasonable action necessary to ensure that no U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger contemplated by this Agreement, and (ii) if any U.S. state takeover, business combination, control share, fair price or fair value statute or similar statute or regulation becomes applicable to this Agreement or the Merger contemplated by this Agreement, take all reasonable action to ensure that the Merger contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the Merger contemplated by this Agreement.

         Section 7.5 Public Announcement. Barcelo and its respective Affiliates,
                     -------------------
on the one hand, and Crestline, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Merger contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the NYSE (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to this Agreement and the Merger contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         Section 7.6 Indemnification; Directors' and Officers' Insurance.
                     ---------------------------------------------------

         (a) Barcelo shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all of Crestline's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors, executive officers or employees of Crestline for acts or omissions by such directors, executive officers or employees occurring prior to the Effective Time to the extent that such obligations of Crestline exist on the date of this Agreement, whether pursuant to the Crestline charter, or bylaws, individual indemnity agreements or the MGCL, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of Crestline's charter, or bylaws, such individual indemnity agreements, and the MGCL from the Effective Time, without further action until the expiration of the applicable statute of limitations with respect to any claims against such directors, executive officers or employees arising out of such acts or omissions.

         (b) For a period of six years after the Effective Time, Barcelo shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by Crestline (provided that Barcelo may substitute therefor policies with reputable and financially sound carriers, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, that Barcelo shall not be obligated to pay a premium for such insurance for such six-year period in excess of 175% of the annual premium paid as of the date hereof by Crestline for such insurance (such 175% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at a premium in excess of the Maximum Premium, Barcelo shall maintain the most advantageous policies of such directors' and officers' insurance obtainable for a premium equal to the Maximum Premium.

         Section 7.7  Approvals and Consents.
                      ----------------------

         (a) Crestline and Barcelo shall have entered into one or more agreements constituting the MI Material Consent in form and content satisfactory to Barcelo and consistent with the terms and conditions set forth in the MI Term Sheet. Crestline and Barcelo each agree that the failure to execute the MI Material Consent shall not constitute a breach of any representation, warranty, covenant or agreement of either Crestline or Barcelo under this Agreement. Crestline will use commercially reasonable efforts to obtain all other consents, approvals, orders, and authorizations from, any Governmental Entity and any non-governmental Person, as necessary or required for Crestline to perform this Agreement and consummate the Merger.

         (b) As to any Governmental Entity or non-governmental third parties, if any, who will not provide a required consent, approval, order, or authorization which is to be obtained through Crestline's efforts under this Agreement, Barcelo shall have the right, at Barcelo's expense, to (i) negotiate with such third party to obtain the same upon any terms acceptable to Barcelo and/or (ii) take other action as deemed appropriate by Barcelo, without prejudice to Barcelo's rights, waiver of Crestline's obligations, or waiver of any condition under this Agreement.

         Section 7.8  Transfer Taxes. All liability for any transfer or other
                      --------------
similar taxes in connection with the exchange of Crestline Common Stock, if any, or the consummation of any other transactions contemplated by this Agreement shall be borne by Barcelo or the Surviving Corporation.

         Section 7.9  Liquor Licenses.
                      ---------------

         (a) Barcelo and Crestline will exert cooperative, reasonably diligent efforts prior to the Closing to determine whether applicable governmental authorities having jurisdiction over the liquor licenses held in connection with any of the Hotel Properties will require action to transfer or re-issue any of such liquor licenses in connection with the Merger.

         (b) If it should be determined that such transfer or re-issuance is required, Crestline and Barcelo will cooperate in all reasonable respects to obtain such transfer or re-issuance to Barcelo or its designee in applicable locations as soon as practicable.

         Section 7.10 Barcelo Funding. Immediately prior to the Effective Time,
                      ---------------
Barcelo shall deposit or cause to be deposited with the Paying Agent pursuant to
Section 3.2(a) in immediately available funds for payment towards the aggregate Merger Consideration in connection with the Merger contemplated by this Agreement an amount equal to $32,300,000 (plus an incremental amount of up to $5,000,000, but only to the extent that Crestline has less than $547,000,000 (as adjusted for the items contained in Section 6.1(c)(ii) and (iii)) cash on hand at Closing as a result of cash expended by Crestline for transactions authorized pursuant to Section 6.1(b)(v) of this Agreement).

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.
                     ----------------------------------------------------------
The respective obligation of each party to close the transactions and effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval.  The Merger shall have been approved and
             --------------------
adopted by the Requisite Vote of Crestline's stockholders in accordance with applicable Law and the charter and other organizational documents of Crestline.

         (b) No Injunctions or Restraints. No statute, rule, regulation,
             ----------------------------
executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger contemplated hereby shall be in effect; provided, in the case of a decree, injunction or other order, such decree, injunction or other order has not been caused or allowed by Crestline or its Subsidiaries, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

         (c) Governmental Consents. All consents, approvals and actions of,
             ---------------------
filings with and notices to any Antitrust Authority necessary to permit Barcelo, Cowboy Acquisition Corp and Crestline to perform their respective obligations under this Agreement and to consummate the Merger contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Antitrust Authority necessary for the consummation of the Merger contemplated by this Agreement shall have occurred.

         Section 8.2 Conditions to Obligations of Barcelo. The obligations of
                     ------------------------------------
Barcelo to close the transactions and effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Representations, Warranties, Covenants and Agreements. The
             -----------------------------------------------------
representations, warranties, covenants and agreements of Crestline contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that such representations, warranties, covenants and agreements shall be deemed to be true and correct in all material respects (or in the case of representations, warranties, covenants and agreements qualified as to materiality, true and correct) unless the failure of such representations, warranties, covenants and agreements (without regard, for purposes of this Section 8.2(a), to any materiality or Material Adverse Effect qualifications contained in any particular representation, warranty, covenant or agreement), individually or in the aggregate, to be so true and correct or true and correct in all material respects would be reasonably likely to (i) result in the termination, cancellation or material modification of Material Contracts having an aggregate adverse effect on the revenues of Crestline and its Subsidiaries in excess of $4,000,000, or (ii) result in an adverse impact on the business, properties, assets or financial condition or results of operations of Crestline and its Subsidiaries of at least $10,000,000 in value. Barcelo shall have received at Closing certificates signed on behalf of Crestline by its President and its Chief Financial Officer to such effect.

         (b) No Material Adverse Effect.  Since the date of this Agreement,
             --------------------------
there shall not have occurred any of the following: (i) any Material Adverse Effect that, individually or in the aggregate, is reasonably likely to (A) result in the termination, cancellation or material modification of Material Contracts having an aggregate adverse effect on the revenues of Crestline and its Subsidiaries in excess of $4,000,000, or (B) result in an adverse impact on the business, properties, assets or financial condition or results of operations of Crestline and its Subsidiaries of at least $10,000,000 in value; or (ii) the failure to have in effect at Closing any Material Consent that would constitute a Material Adverse Effect (as defined herein).

         (c) Closing Deliveries. Barcelo shall have received the documents and
             -------------------
items to be delivered by Crestline or otherwise received by Barcelo.

         Section 8.3 Conditions to Obligations of Crestline. The obligations of
                     --------------------------------------
Crestline to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Representations and Warranties. The representations, warranties,
             ------------------------------
covenants and agreements of Barcelo contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case as of the Effective Time, with the same effect as if made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), provided, however, that such representations, warranties, covenants and agreements shall be deemed to be true and correct in all material respects (or in the case of representations, warranties, covenants and agreements qualified as to materiality, true and correct) unless the failure to be so true and correct or true and correct in all material respects would be reasonably likely to (i) have a Material Adverse Effect on Barcelo (without regard, for purposes of this Section 8.3(a), to any materiality or material adverse effect qualifications contained in any particular representation, warranty, covenant or agreement), or
(ii) prevent or materially delay Barcelo or Cowboy Acquisition Corp from consummating the Merger. Crestline shall have received certificates signed on behalf of Barcelo by its President to such effect.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 Termination. This Agreement may be terminated at any time
                     -----------
prior to the Closing, whether before or after approval of matters presented at the Crestline Stockholders Meeting in connection with the Merger:

         (a) by mutual written consent of each of the parties;

         (b) by Barcelo upon written notice to Crestline, if: (i) Crestline shall have suffered a Material Adverse Effect which would give rise to a failure of either of the conditions set forth in Section 8.2(b) and such Material Adverse Effect is not cured within 30 days after written notice thereof; (ii) Crestline shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 8.2(a), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

         (c) by Crestline upon written notice to Barcelo, if Barcelo or Cowboy Acquisition Corp shall have breached or failed to perform in any material respect any of its representations, warranties, covenants and agreements contained in this Agreement, which breach (A) would give rise to a failure of the condition set forth in Section 8.3(a), and (B) cannot be or has not been cured within 30 days of the date of notice of such breach; provided, in each case, that Crestline is not then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

         (d) by either Barcelo or Crestline if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Crestline Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided the party seeking to terminate shall have used its best efforts to resist, resolve or lift, as applicable, such order, decree, ruling or other action, subject to the provisions of Section 7.4.

         (e) by either Barcelo or Crestline, at any time after September 30, 2002 (the "Termination Date"), unless such date is extended (i) by a cure provision hereunder, (ii) as a result of a decree, temporary restraining order, preliminary injunction or other court action that has not been finally determined, (iii) in order to comply with requests or waiting periods by any Antitrust Authority, or (iv) the written consent of the parties after approval of the respective Boards of Directors; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of this Agreement or failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (f) by Barcelo if the Board of Directors of Crestline shall take any of the actions prohibited in Section 6.3(b), provided, that neither Barcelo nor Cowboy Acquisition Corp is then in material breach of any representations, warranties or covenants contained in this Agreement (after the expiration of applicable cure periods);

         (g) by either Crestline or Barcelo if, at the duly held Crestline Stockholders Meeting (including for this purpose, any postponement or adjournment thereof) at which the Merger is voted upon, the Requisite Vote in favor of the adoption of the Merger contemplated by this Agreement shall not have been obtained;

         (h) by Crestline if the Board of Directors of Crestline determines to accept a Superior Proposal, but only after Crestline (A) provides Barcelo with 24 hours advance notice of the determination set forth above, and (B) fulfills its obligation under Section 9.2(b) (provided Crestline's right to terminate this Agreement under this Section 9.1(h) shall not be available if Crestline is then in breach of Section 6.3 hereof); or

         (i) by Barcelo if the MI Material Consent shall not have been obtained within 30 days of the date hereof; provided, however, that any termination pursuant to this Section 9.1(i) must occur prior to the execution of the agreements constituting the MI Material Consent.

         Section 9.2  Fees and Expenses for Certain Terminations.
                      ------------------------------------------

         (a) Except as provided herein, all fees and expenses incurred in connection with this Agreement and the Merger contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) Crestline shall pay, or cause to be paid, to Barcelo $18,000,000 (the "Termination Fee") if any of the following shall occur: (i) Barcelo or Crestline, as applicable, terminates this Agreement pursuant to Section 9.1(g) and prior to such termination an Acquisition Proposal shall have been made;

(ii) Barcelo terminates this Agreement pursuant to Section 9.1(f); or (iii) Crestline terminates this Agreement pursuant to Section 9.1(h).

         (c) Crestline shall pay, or cause to be paid, to Barcelo $7,500,000 (the "Crestline Liquidated Damages") if any of the following shall occur: (i) Barcelo terminates this Agreement pursuant to Section 9.1(b)(ii); or (ii) Barcelo or Crestline terminates this Agreement pursuant to Section 9.1(d) and a court or other tribunal has permanently enjoined, restrained or prohibited the Merger in connection with an Acquisition Proposal.

         (d) Barcelo shall pay, or cause to be paid, to Crestline $7,500,000 (the "Barcelo Liquidated Damages") if Crestline terminates this Agreement pursuant to Section 9.1(c).

         (e) Crestline shall pay, or cause to be paid, to Barcelo costs and expenses in an amount not to exceed $5,000,000 (the "Crestline Payment") if any of the following shall occur: (i) Barcelo or Crestline, as applicable, terminates this Agreement pursuant to Section 9.1(g) and prior to such termination an Acquisition Proposal has not been made; or (ii) Barcelo terminates this Agreement pursuant to Section 9.1(b)(i).

         (f) Notwithstanding anything to the contrary in this Agreement, each of Crestline and Barcelo expressly agrees that, with respect to any circumstances where a Termination Fee, Crestline Liquidated Damages or Barcelo Liquidated Damages are payable hereunder, the payment of such Termination Fee, Crestline Liquidated Damages or Barcelo Liquidated Damages shall not constitute a penalty with respect to any claim for damages or any other claim which the party receiving such payment would otherwise be entitled to assert against the party making such payment or any of its Subsidiaries with respect to this Agreement and shall constitute the sole and exclusive remedy available to the party receiving such payment (other than damages that arise from a willful breach of this Agreement). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement under circumstances where Crestline Liquidated Damages or Barcelo Liquidated Damages are payable hereunder, the right to payment under this Section 9.2: (i) constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement; and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing (other than damages that arise from a willful breach of this Agreement). The parties hereto further expressly acknowledge and agree that the Termination Fee was negotiated at arms length by both parties taking into consideration all of the facts and circumstances surrounding the transaction. This Section 9.2 is an integral part of the Merger contemplated by this Agreement and that, absent these provisions, Barcelo would not have entered into this Agreement.

         (g) Except as expressly otherwise provided in this Section 9.2, to the extent a Termination Fee, Crestline Liquidated Damages, Crestline Payment or Barcelo Liquidated Damages shall be payable hereunder, only one such payment shall be made for a termination event. Subject to the provisions of Section 9.2(i) and except as otherwise expressly provided in Section 9.1(h), the payment of the Termination Fee, the Crestline Liquidated Damages or Barcelo Liquidated Damages pursuant to this Section 9.2 shall be made within two business days of the date of such termination by wire transfer of same day funds to an account designated by the party receiving such payment. Subject to the provisions of
Section 9.2(i), the payment of the Crestline Payment pursuant to Section 9.2(e) above shall be made by wire transfer of same day funds to an account designated by Barcelo within two business days after delivery to Crestline of a demand for payment and a documented itemization setting forth in reasonable detail all Barcelo Expenses.

         (h) In the event that (i) Barcelo collects any part of the Termination Fee, the Crestline Liquidated Damages or the Crestline Payment through an attorney, or (ii) Crestline collects any part of the Barcelo Liquidated Damages through an attorney, all reasonable and documented costs of such collection, including attorneys' fees and court costs incurred by the party receiving such payment (including, without limitation, those related to any reasonably necessary investigation and those incurred at all levels of legal proceedings) shall be payable as a part of any amounts to which such party is entitled hereunder.

         (i) Notwithstanding anything contained herein to the contrary, Crestline shall be entitled to deduct and withhold from any Termination Fee, Crestline Liquidated Damages or Crestline Payment or other amounts payable pursuant to this Section 9.2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign Tax law.

         Section 9.3  Effect of Termination. In the event of termination of this
                      ---------------------
Agreement by either Crestline or Barcelo as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Barcelo or Crestline, or their respective Subsidiaries, officers or directors, except with respect to (i) Section 7.2,
Section 7.3, Section 9.2, this Section 9.3 and Article X, and (ii) any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

         Section 9.4  Amendment. This Agreement may be amended by the mutual
                      ---------
written agreement of the parties at any time before or after any required approval of matters presented at the Crestline Stockholders Meeting in connection with the Merger; provided, that after any such approval, there shall not be any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 9.5  Extension; Waiver. At any time prior to the Closing, the
                      -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 9.6  Procedure for Termination, Amendment, Extension or Waiver.
                      ---------------------------------------------------------
A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.4 or an extension or waiver pursuant to Section
9.5 shall, in order to be effective, require in the case of Barcelo or Crestline, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                    ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 Non-Survival of Representations. None of the
                      -------------------------------
representations and warranties in this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         Section 10.2 Notices. All notices, requests, claims, demands and other
                      -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy number (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)      if to Barcelo or Cowboy Acquisition Corporation, to:

                  Barcelo Gestion Hotelera, S.L.
                  c/o Barcelo Hospitality USA, Inc.
                  2121 P Street
                  Washington, DC  20037
                  Attention:  Mr. Charles Scott
                  Telephone:  202-956-6620
                  Facsimile:  202-956-6671

         with a copy to:

                  Holland & Knight LLP
                  1201 West Peachtree Street, NE, Suite 2000
                  Atlanta, Georgia  30309-3400
                  Attention:  W. Reeder Glass, Esq.
                  Telephone:  404-817-8522
                  Facsimile:  404-881-0470

         (b)      if to Crestline (through March 31, 2002), to:

                  Crestline Capital Corporation
                  6600 Rockledge Avenue, Suite 600
                  Bethesda, Maryland 20817
                  Attention: Tracy M.J. Colden, Esq., Senior Vice President, General Counsel and Secretary
                  Telephone:  240-694-2000
                  Facsimile:  240-694-2040

                  On or after April 1, 2002, to:

                  8405 Greensboro, Suite 500
                  McLean, Virginia 22102
                  Telephone:  571-328-1700
                  Facsimile:  571-328-1757
         with a copy to:

                  Latham & Watkins
                  11400 Commerce Park Drive, Suite 200
                  Reston, Virginia 20191
                  Attention:  Scott Herlihy, Esq.
                  Telephone:  703-390-0902
                  Facsimile:  703-390-0901

         Section 10.3 Severability. The provisions of this Agreement shall be
                      ------------
deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

         Section 10.4 Interpretation. When a reference is made in this Agreement
                      --------------
to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed conclusively to be followed by the words "without limitation."

         Section 10.5 Counterparts. This Agreement may be executed in one or
                      ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 10.6 Entire Agreement; No Third-Party Beneficiaries. This
                      ----------------------------------------------
Agreement, including all schedules and exhibits thereto, and the Confidentiality Agreement between Barcelo Hospitality USA, Inc. and Crestline dated February 28, 2002 together constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, including the Exclusivity Agreement between Barcelo Hospitality USA, Inc. and Crestline dated February 28, 2002, among the parties with respect to the subject matter of this agreement and, except for the provisions of Article III and Section 7.6, is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

         Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
                      -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

         Section 10.8 Assignment. Neither this Agreement nor any of the rights,
                      ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Barcelo may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Person in which Barcelo owns an equity interest of at least 51% and has the power to direct or cause the direction of the management policies of such Person, provided that any such assignment (a) shall not release Barcelo of its obligations hereunder, and (b) shall not result in the failure to obtain or have in effect at any time any consent of any Governmental Entity or any third party (including any Material Consent) required or contemplated hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 10.9  Enforcement. The parties hereto agree that irreparable
                       -----------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Barcelo shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court of the United States having subject matter jurisdiction and located in the State of Maryland or in Maryland state court, this being in addition to any other remedy to which it is entitled at law or in equity.

         Section 10.10 Submission to Jurisdiction. Each of the parties hereto
                       --------------------------
(a) irrevocably and unconditionally submits, for itself and its property to the exclusive jurisdiction of any Federal court of the United States of America located in the State of Maryland or any Maryland state court and any appellate court from any thereof in any action or proceeding arising out of this Agreement or the Merger contemplated by this Agreement or for recognition or enforcement of any judgment relating thereto, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Maryland state court or, to the extent permitted by law, in such Federal courts, and (c) waives to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Maryland state or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Maryland state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in the jurisdictions by suit on the judgment or in any manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for in the notices in Section 10.2 and Barcelo hereby irrevocably and unconditionally appoints Barcelo Hospitality USA, Inc. and Charles Scott, each as its agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

         Section 10.11 Time of Essence. Time is of the essence in this
                       ---------------
Agreement.

                        [Signatures appear on next page]

         IN WITNESS WHEREOF, Crestline, Barcelo and Cowboy Acquisition Corp have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         CRESTLINE CAPITAL CORPORATION

                                         By:      /s/ Bruce D. Wardinski
                                            --------------------------------
                                                  Bruce D. Wardinski
                                                  President and CEO


                                         BARCELO GESTION HOTELERA, S.L

                                         By:      /s/ Charles Scott
                                             -------------------------------
                                                  Charles Scott
                                                  Vice President

                                         COWBOY ACQUISITION CORPORATION

                                         By:      /s/ Charles Scott
                                             -------------------------------
                                                  Charles Scott
                                                  President